Exhibit 99.1

                 RushTrade Securities, Inc. Names New President

DALLAS, TEXAS (December 8, 2004) - Rush Financial Technologies, Inc., dba RushTrade(R) Group, (OTC.BB: "RSHF"), announced today that securities industry executive T. Scott Brooks has joined the Company as President of the firm's broker/dealer subsidiary, RushTrade Securities, Inc. ("RushTrade"), effective January 1, 2005.

Mr. Brooks, with 20 years of experience in the securities industry, most recently served as President of Online Securities Inc., formerly a self-clearing broker/dealer located in Herndon, Virginia, with an affiliate in Frankfurt, Germany. Prior to Online Securities Inc., Mr. Brooks was President of Brokerage Services for Momentum Securities, Inc., a direct access firm acquired by TradeScape, Inc., now a division of E*Trade Financial (NYSE: "ET"). Mr. Brooks brings to the firm his extensive experience in direct access retail day trading, institutional buy-side/sell-side trading and options trading.

D. M. (Rusty) Moore, Jr., President of RushTrade's parent company, commented, "Scott Brooks is a key component of our vision to make RushTrade a major competitor in the direct access online brokerage space. His knowledge of the direct access retail industry, as well as the institutional community, will be a great asset in spurring the continued growth of RushTrade's customer base and revenue."

About RushTrade Group

RushTrade Group operates through two primary subsidiaries:

RushGroup Technologies, Inc. ("RushGroup"), the Company's financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), RushGroup offers real-time market data platforms and Direct Access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

RushTrade Securities, Inc, ("RushTrade"), a wholly-owned subsidiary of the Company and a fully disclosed introducing broker/dealer and member NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through and customer accounts are held at a third party clearing firm. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. RushTrade customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

The Company is headquartered in Dallas, Texas and its common stock is traded on the OTC.BB Market under the symbol "RSHF." For more information about RushTrade and the RushGroup products, please visit www.rushtrade.com.

         This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.


            For further information, please contact Sharron DeLancey
                  at sdelancey@rushgroup.com or (972) 450-6000.
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